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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS CONSENT

We consent to the incorporation by reference in the registration statement on Form S-3 (Nos. 333-53717) of Doane Pet Care Company of our report dated
March 29, 2001 with respect to the consolidated financial statements of Doane Pet Care Company and Subsidiaries as of January 1, 2000 and December 30, 2000 and the related consolidated statements of income, stockholder's equity and comprehensive income, and cash flows for each of the years ended December 31, 1998, January 1, 2000 and December 30, 2000, which report is included in the Annual Report of Doane Pet Care Company on Form 10-K for the year ended December 30, 2000.

/s/ KPMG LLP


Houston, Texas
March 30, 2001